Exhibit 23.1

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Corautus Genetics Inc. (formerly GenStar Therapeutics Corporation) for the registration of 4,185,318 shares of its common stock and to the incorporation by reference therein of our report dated February 28, 2003 (except for the fourth paragraph of Note 15, as to which the date is March 6, 2003), with respect to the consolidated financial statements of Corautus Genetics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

January 27, 2004